Exhibit 10.1

WATTS WATER TECHNOLOGIES, INC.
EXECUTIVE INCENTIVE BONUS PLAN

Amended and Restated as of January 1, 2008

I.            Purpose

              The Executive Incentive Bonus Plan, as amended and restated effective as of January 1, 2008 (the "Plan"), is intended to promote the interests of Watts Water Technologies, Inc. by offering an incentive opportunity to certain officers, key executives, and other employees.  The bonus awards under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

II.           Definitions

              As used in this Plan, the terms below shall have the following meanings ascribed to them:

              A.              "Base Pay" shall mean base salary as of December 31 of the Fiscal Year before taxes, Social Security and other deductions.

              B.              "Committee" shall mean a committee of two or more members consisting solely of members of the Compensation Committee of the Board of Directors of the Company who qualify as “outside directors” under Section 162(m) of the Code.

              C.              "Company" shall mean Watts Water Technologies, Inc., including its subsidiaries and affiliates.

              D.              "Disability" shall mean a permanent disability which would entitle the employee to benefits under the Company's long-term disability plan.

E.              "Fiscal Year" shall mean the Company's then current fiscal year commencing on January 1 and ending December 31.

              F.              "Participant" shall mean any employee who has been selected to participate in the Plan for the Fiscal Year.

III.          Administration

              The Plan shall be administered by the Committee, no member of which serving shall be eligible to receive an award under the Plan.  The Committee shall have the authority to amend, modify and interpret the Plan and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

Decisions of the Committee on all matters relating to the Plan shall be binding and conclusive on all parties, including the Company and the Participants.

IV.          Participation

              Participants for the Fiscal Year shall include the Chief Executive Officer, the Chief Operating Officer, the President, any Executive Vice President, the Chief Financial Officer and such other employees as the Committee may designate.

V.            Operation of the Plan

              A.              Establishment of Performance Goals

              No later than ninety (90) days after the start of the Fiscal Year, the Committee, in consultation with the Chief Executive Officer, shall establish in writing certain performance goals for each Participant.  Each Participant will be assigned performance goals based on individual performance objectives or business objectives that are selected from the performance measures listed in Appendix A below.  In the event that a Participant's position is substantially tied to one or more business segments, subsidiaries or divisions of the Company, then the performance goals may relate, in whole or in part, to the performance of such segments, subsidiaries or divisions rather than to the corporation as a whole.

              B.              Assignment of Bonus Award

              No later than ninety (90) days after the start of the Fiscal Year, the Committee shall assign in writing each Participant with a target bonus percentage for the Fiscal Year as a percentage of each Participant's Base Pay.  The Committee shall determine the relative percentage weight to be assigned to the achievement of each corporate and individual performance goal by the Participant.  Each Participant shall then be notified of his/her respective performance goals and the percentage assigned to each such performance goal.

        C.        Potential to Earn Additional Bonus Above the Target Bonus Percentage

              In the event that a Participant achieves more than 100% of the target assigned to a bonus goal, that Participant will then be eligible to receive an additional bonus up to a total of 200% of the percentage weight allocated to such bonus goal, up to 200% of a Participant’s target bonus percentage.  For example, if a Participant is assigned a sales growth goal, an EVA goal and an earnings goal, and each such goal carries a percentage weight of 33-1/3% of the target bonus percentage, and such Participant achieves 150% of the target for the sales growth goal and 100% of the target for each of the EVA and earnings goals, the Participant would be eligible to receive a bonus equal to 116.7% of the target bonus percentage.

D.              Maximum Bonus Award

Notwithstanding any calculation made above, the maximum bonus amount that a Participant may be awarded for a Fiscal Year shall be Three Million Dollars ($3,000,000).

VI.         Determination and Payment of Bonus Award

              As soon as practicable after the receipt of financial statements for the Fiscal Year, the Committee shall determine and certify the amount of the bonus awards for each Participant based on the extent to which such Participant has attained the applicable performance goals.  In its sole discretion, the Committee may decrease the actual amount of the bonus awarded to a Participant from the amount calculated, but the Committee may not increase the actual amount.  After the Committee’s certification, the bonus awards shall be paid to the Participants in cash or, if applicable, Restricted Stock Units in accordance with the terms of the Management Stock Purchase Plan, less applicable taxes.

VII.        Miscellaneous

              A.              Death, Disability, Change in Control, or Other Termination

              In the event that a Participant's employment is terminated during the Fiscal Year because of death or permanent disability, such Participant, or the Participant's beneficiary, shall receive a pro-rated award based on the number of months the Participant was employed during the Fiscal Year, provided that the Participant would have otherwise have been entitled to receive a bonus payment based on achievement of the performance goals applicable to the Participant had the Participant remained in the Company's employment through the end of the Fiscal Year.  Additionally, the Committee, in its sole discretion, may permit payment for that part of the Fiscal Year in which the Participant was employed or up to all of the Fiscal Year in the event of a change in the ownership or control of the Company, even if the performance goals have not been met.

              In the event that a Participant's employment is terminated during the Fiscal Year for any reason other than death, permanent disability, or change in ownership or control of the Company, the Participant shall forfeit all rights to any bonus award for that Fiscal Year.

Any payments which may be made to a Participant under the terms of this provision shall be made at the same time as payments are made to the other Participants in accordance with the provisions of Article VI hereof.

B.              Tax Withholding

              The Company shall deduct from all awards any federal, state, or local taxes required by law to be withheld with respect thereto.

              C.              Claim to Awards and Employee Rights

              No employee or other person shall have any right to be granted an award under the Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company, nor shall any action taken hereunder be construed as entitling the Company to the services of any Participant for any period of time.

              D.              Nontransferability

              A person's rights and interests under this Plan, including amounts payable, may not be assigned, pledged, or transferred.

              E.              Applicable Law

              This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

APPENDIX A

Any one or more of the following performance measures may be used by the Committee as a goal for a bonus award, based on the relative or absolute attainment of specified levels of one or any combination of the performance measures:

sales,
sales growth,
economic value added (“EVA”) percentage,
earnings,
earnings before or after discontinued operations,
earnings before interest, taxes, and depreciation and/or amortization, earnings per share,
net income,
operating profit before or after discontinued operations and/or taxes, cash flow or cash position,
gross margins,
stock price,
market share,
return on sales,
return on assets,
return on equity or investment,
improvement of financial ratings,
days of working capital,
achievement of balance sheet or income statement objectives, or total shareholder return.

The selected levels may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs.